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                              CONSULTANT AGREEMENT

     THIS AGREEMENT dated November 1, 1999 is made between PacketPort, Inc., a Delaware Corporation, with offices presently located at 587 Connecticut Avenue, Norwalk, Connecticut 06854, hereinafter referred to as "PacketPort" or "the Company," and Lee W. Hill, whose mailing address is 62 Arch Street, Riverside, Connecticut 06878, hereinafter referred to as "Hill" or "the Consultant."

                               W I T N E S S E T H

     WHEREAS, PacketPort is acquiring a substantial interest in the company known as Linkon Corporation, hereinafter referred to as "Linkon," and will be advancing funds to Linkon pay certain of its creditors on a comprised basis;

     WHEREAS, the Consultant was formerly employed by Linkon and was the recipient of rights in the form of warrants and/or options to purchase securities issued by Linkon; and may be owed compensation for services rendered to Linkon;

     WHEREAS, PacketPort desires to utilize the services of Hill in the capacity of a consultant to the Company for a period of at least one year provided he releases all other claims against Linkon for compensation in any form;

     WHEREAS, the Consultant has agreed to be retained by PacketPort for the purpose of providing consulting services related to his knowledge of the business and technology of Linkon;

     NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements set forth in this Consultant Agreement, the parties agree as follows:


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     1.   INCORPORATION OF "WHEREAS" CLAUSES. The representations, terms and undertakings set forth in the WHEREAS clauses of this Agreement are incorporated herein by reference as though recited verbatim and at length.

     2. CONSULTATION SERVICES. The Company hereby employs the Consultant to perform the following services in accordance with the terms and conditions set forth in this agreement. In consideration for the execution of this Agreement by Hill, PacketPort will evidence its good faith by paying Hill $5,000 to reimburse him for unreimbursed expenses he incurred while employed by Linkon.

     3. TERM OF AGREEMENT. The term of this Agreement will commence November 1, 1999 and will end October 31, 2000.

     4. TIME DEVOTED BY CONSULTANT. It is anticipated that Hill will not perform services on a regular basis but only from time to time in order to fulfill his obligation under this Agreement. The particular amount of time in which the services are rendered should be at the convenience of the Consultant.

     5. PLACE WHERE SERVICES WILL BE RENDERED. Hill will perform the services contemplated by this Agreement at the offices of PacketPort or at his own office wherever it may be more convenient for him.

     6. COMPENSATION PAID TO CONSULTANT. Hill will be paid the sum of $50,000 as a consultant fee for entering into this one year term agreement and will be entitled to participant in any employee health benefit plans maintained by Linkon. The $50,000 consulting fee will be paid in the following installments, $25,000 upon approval by Linkon shareholders of the restructuring plan whereby PacketPort will become its majority shareholder and the $25,000 balance three months thereafter. In the event the Consultant incurs expenses, he should submit an itemized statement setting forth the expenses incurred and


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the Company will pay the Consultant the amounts due as indicated by statements submitted by Hill on a month to month basis.

     7. INDEPENDENT CONTRACTOR. The parties agree that Hill will act as an independent contractor in the performance of his duties under this Agreement. Accordingly, the Consultant shall be responsible for payment of all payroll taxes, including federal, state and local taxes, arising out of the Consultant's activities in accordance with this Agreement.

     8. CONFIDENTIAL INFORMATION. Hill agrees that any information received by him during the course of carrying out the terms and conditions of this Agreement which concerns the personal, financial or other affairs of the Company will be treated by the Consultant in full confidence and will not be revealed to any other person, firm or organization.

     9. EMPLOYMENT OF OTHERS. The Company may from time to time request that Hill arrange for the services of others. All expenses incurred to the Consultant for those services will be paid by the Company but in no event shall the Consultant employ other persons without the prior authorization of management.

     10. CONTINUANCE OF DIRECTORS AND OFFICERS INSURANCE COVERAGE. PacketPort agrees that, if it is contractually possible to do so, it shall take such steps as would be necessary and appropriate to continue the current D&O insurance policy in favor of the previous directors and officers of Linkon for the twelve month term of this Agreement.

     11. GENERAL RELEASE. In exchange for the compensation to be received by the Consultant, Hill agrees to deliver to the Company a general release executed by him and acknowledged in the form attached as Exhibit "A" to this Agreement. PacketPort, Inc. will cause Linkon to provide Hill with a reciprocal general release and an affirmation of the Agreement.

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     12.  MISCELLANEOUS. This Agreement constitutes the entire Agreement between the parties. No other statement, representation, warranty or covenant has been made by either party with respect to the Consultant.

     13. INDEMNIFICATION. PacketPort agrees that it will indemnify and hold harmless Hill from and against any and all losses, claims, damages, liabilities and expenses, joint or several (including all reasonable fees of counsel and other expenses incurred by him in connection with the preparation for, or defense of, any claim, action or proceeding, whether or not resulting in any liability), to which such Consultant may become subject under any applicable federal or state law, or otherwise, caused by or arising out of any action or failure to take action by the Company and/or Linkon, except that the Company will not be liable hereunder to the extent that any loss, claim, damage, liability or expense is found to have resulted from gross negligence or bad faith on the part of Hill. PacketPort also agrees that it will cause the Board of Directors of Linkon to authorize a similar indemnification provision in favor of the Consultant.

     14. AMENDMENTS. No amendments or modifications of the terms and conditions of this Agreement shall be valid and enforceable unless set forth in writing.

     15. SEVERABILITY. In the event that any provision of this Agreement is held invalid, unenforceable or modified by any court of competent jurisdiction, it shall be construed as if such invalid, unenforceable or modified provision had been more narrowly drawn so as not to invalidate or make unenforceable or modify any other provision.

     16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to conflict of laws principles.

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     17.  CONSULTATION WITH COUNSEL. The Consultant acknowledges that prior to executing this Agreement he has had the opportunity to consult with independent counsel of his personal choice.

     18. NO RIGHT TO ASSIGN AGREEMENT. The Consultant may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement.
Any attempt to assign the rights given to Hill under this Agreement shall be null and void.

     IN WITNESS WHEREOF, this Consultant Agreement has been executed by the parties hereto the date first above written.

Witnessed or Attested by:           PACKETPORT, INC.
__________________________          ____________________________
Robert H. Jaffe, Secretary          Ronald A. Durando, President

__________________________          ____________________________
                                         Lee W. Hill




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